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EXHIBIT 99

PRESS RELEASE
NATIONAL BANCSHARES CORPORATION OF TEXAS (NBT: AMEX) TO REPORT EARNINGS NET OF TAX BENEFITS.

San Antonio, TX, April 23, 1999 - In conjunction with the appointment of KPMG, LLP as its new auditors, National Bancshares Corporation of Texas will report earnings net of tax benefits. This represents a change from previous years when National Bancshares reported earnings that included the tax benefit generated by the utilization of available tax loss carryforwards.

The company's previous auditors, Padgett Stratemann & Co., LLP, audited the company's 1998 financial statements and has audited the company's restated financial statements for 1996, 1997, and 1998.. The restatement for these years is the result of a consensus among Padgett, Stratemann and National Bancshares regarding the interpretation and application of Statement of Financial Accounting Standards No. 109 and Statement of Position 90-7.

This restatement relates only to the manner of reporting the recognition of the deferred tax asset of National Bancshares. That portion of tax loss carryforwards that relates to prereorganization periods which can be used to offset National Bancshares' federal income tax payable will now be credited directly to additional paid in capital. In lay terms, the result of the restatement is that "Federal Income Tax Expense" has increased, but this increased amount was not actually paid in cash. It has no effect upon the cash on hand, book value, cash flow, the amount of the tax loss carryforward, or the amount of taxes due or owing. The restatement does have the effect of reducing reported net income while increasing "Additional Paid-In Capital" in an amount equal to the decrease in "Retained Earnings."

A comparison chart of previously reported earnings versus restated earnings is as follows:


                                      ---------------------------------------------------------------------------------
                                                              FOR THE YEARS ENDING DECEMBER 31,
                                      ---------------------------------------------------------------------------------
                                               1998                         1997                         1996
                                      ------------------------  ----------------------------  -------------------------
                                      AS PREVIOUSLY      AS     AS PREVIOUSLY                 AS PREVIOUSLY       AS
                                         REPORTED     RESTATED     REPORTED      AS RESTATED     REPORTED      RESTATED
                                      -------------   --------  -------------    -----------  -------------    --------
Balance Sheet:
    Additional Paid-In Capital          $  16,355    $  28,629     $ 16,341       $  25,742      $ 16,341      $ 23,131
    Retained Earnings                      40,957       28,683       32,796          23,395        25,321        18,531
    Total Stockholders' Equity             52,206       52,206       51,098          51,098        42,909        42,909

Income Statement:
    Income Before
         Federal Income Taxes           $   8,344    $   8,344     $  7,675       $   7,675      $  5,916      $  5,916
    Federal Income Tax Expense                183        3,056          200           2,811           206         2,155
                                        ---------    ---------     --------       ---------      --------      --------
    Net Income                          $   8,161    $   5,288     $  7,475       $   4,864      $  5,710      $  3,761
                                        =========    =========     ========       =========      ========      ========
    Basic Earnings Per Share                 1.81         1.17         1.60            1.04          1.23          0.81

    Diluted Earnings Per Share               1.76         1.14         1.57            1.02          1.22          0.80



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Jay H. Lustig, Chairman of the Board, said: "The fact that National Bancshares has over $95 million of tax loss carryforwards, which is about $22 per share, remains an important part of our story. Because of our tax loss carryforward, any amount that would otherwise go towards the payment of taxes instead increases our capital base, which builds shareholder's equity. Our primary goal remains to increase shareholder value by adding to our book value each year. This restatement in no way effects that mission."

The Audit Committee of the Board of Directors for National Bancshares has recommended that the company engage KPMG as its independent public accountants for the fiscal year ended December 31, 1999, and KPMG has agreed to such engagement. The company expects to submit the selection of KPMG as its auditor for ratification by stockholders at the 1999 annual meeting. Assuming the stockholders ratify the selection of KPMG as the company's auditor for 1999, this change in accountants may be construed as a "dismissal" of Padgett, Stratemann within the meaning of Item 304(a)(1)(i) of Regulation S-K of the Securities and Exchange Commission. KPMG recently completed its pre-engagement due diligence and, during this process, inquired about the issue which has now resulted in the restatement of earnings. The decision to engage KPMG and to dismiss Padgett, Stratemann was authorized by the Audit Committee of the Board of Directors of National Bancshares in October 1998, and is unrelated to the restatement of the company's financial statements. In accordance with SAS No. 1, the Company's previously issued financial statements and auditors' reports should not be relied upon. Revised financial statements and auditors' reports have been issued.

National Bancshares has bank locations in San Antonio, Eagle Pass, Giddings, Laredo, Luling, Marble Falls, Rockdale, San Marcos and Taylor, Texas.